Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6500
+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS SECOND QUARTER 2008 RESULTS

Company reports FFO per diluted share and unit of $0.59, up 15.7% from the second quarter 2007, and raises 2008 FFO guidance

Highlights:

•	Reported FFO of $0.59 per diluted share and unit for the second quarter, up 1.7% from the first quarter of 2008 and up 15.7% from the second quarter of 2007.

•

Reported net income for the second quarter of $13.8 million and net income available to common stockholders of $3.7 million, or $0.05 per diluted share, compared to net income in the first quarter of 2008 of $11.1 million and net income available to common stockholders of $2.9 million, or $0.04 per diluted share, and net income in the second quarter of 2007 of $7.8 million and net income available to common stockholders of $2.6 million, or $0.04 per diluted share.

•	Commenced leases on approximately 138,500 square feet during the second quarter at an average annualized GAAP rent of approximately $125 per square foot.

•	Signed leases on approximately 121,800 square feet in the second quarter at an average annualized GAAP rent of approximately $155 per square foot.

•	Subsequent to the end of the quarter,

•	Closed on an $80 million secured financing of 3 Corporate Place in Piscataway, New Jersey.

•	Completed a public offering of 5.75 million shares of Common Stock, generating approximately $211.6 million in net proceeds;

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

•

Closed on a $200 million uncommitted, unsecured, multi-currency Prudential Shelf Facility. Concurrent with the close, made an initial draw of $25 million with an interest-only rate of 7.00% per annum and a three-year maturity; and

•	Increased the commitments under our Revolving Credit Facility from $650 to $675 million.

•	Increasing 2008 FFO guidance $0.05 per diluted share and unit to $2.40 - $2.50.

San Francisco, Calif. (August 6, 2008) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for its second quarter ended June 30, 2008. The Company reported operating revenue of $123.8 million in the second quarter of 2008, up 8.1% from $114.5 million in the first quarter of 2008 and up 29.5% from $95.6 million in the second quarter of 2007. For the second quarter of 2008, net income was $13.8 million and net income available to common stockholders was $3.7 million, or $0.05 per diluted share. This compares to net income in the first quarter of 2008 of $11.1 million and net income available to common stockholders of $2.9 million, or $0.04 per diluted share, and net income in the second quarter of 2007 of $7.8 million and net income available to common stockholders of $2.6 million, or $0.04 per diluted share.

“As more and more customers look to expand their datacenter operations, our Turn-Key Datacenter™ has become the preferred time-to-market infrastructure solution for many corporate, Internet enterprise and system integrator customers who need to accommodate their growing IT requirements and get new applications up and running quickly,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “Our strong performance is driven by our ability to deliver new product in key markets throughout the U.S. and Europe in time to meet our customers’ requirements.”

Funds from operations (“FFO”) was $44.4 million in the second quarter of 2008, or $0.59 on a diluted per share and unit basis, up 1.7% from $0.58 per diluted share and unit in the previous quarter; and up 15.7% from $0.51 per diluted share and unit in the second quarter of 2007.

“If one adjusts for approximately $0.02 per diluted share of non-recurring items in first quarter 2008 FFO, the quarter over quarter increase to $0.59 per diluted share and unit in the second quarter of 2008 would have been 5.4%,” added A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust.

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Acquisitions and Leasing Activity

On June 13, 2008, the Company acquired 650 Randolph Road in Franklin Township, New Jersey. The recently completed purpose-built datacenter shell totals 127,800 square feet, which is capable of supporting approximately 70,000 square feet of raised floor. The Company plans to contribute the property to its redevelopment inventory and make additional improvements to the building to meet its Powered Base Building™ specifications. The Company plans to market the facility to financial service companies, system integrators and other Fortune 1000 companies looking for large blocks of high quality datacenter space in the Metro New York market.

On June 20, 2008, the Company acquired Reynolds House Datacenter, located in Manchester, U.K. The 38,000 square foot income producing facility was purpose built as a datacenter in 2001 and contains nearly 23,000 square feet of raised floor, with the potential for an additional 7,000 square feet of raised floor. The facility is fully leased to three tenants on long term bases.

On June 30, 2008, the Company acquired a 50% interest in 1201 Comstock Street, a site contiguous to its 1100 Space Park Drive and 1500 Space Park Drive properties in Santa Clara, California. The 24,000 square foot datacenter is currently under construction and will contain approximately 14,000 square feet of raised floor. Concurrent with the acquisition, a leading technology company signed a lease for the entire building. The tenant is expected to take occupancy upon completion of construction in January 2009.

As of August 6, 2008, the Company’s portfolio comprises 74 properties, excluding one property held in an unconsolidated joint venture, consisting of 96 buildings totaling approximately 12.9 million rentable square feet, including 1.9 million square feet of space held for redevelopment. The portfolio is strategically located in 27 key technology markets throughout North America and Europe.

The Company commenced leases during the quarter totaling approximately 138,500 square feet of space. This includes 86,200 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of approximately $185 per square foot and 52,000 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $26 per square foot.

In addition, the Company signed leases during the quarter totaling 121,800 square feet of space. This includes 106,700 square feet of Turn-Key Datacenter™ space leased at an average annual GAAP rental rate of approximately $173 per square foot and 14,500 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $25 per square foot.

Balance Sheet Update

Total assets grew to approximately $3.1 billion at June 30, 2008, from $2.8 billion at December 31, 2007. Total debt at June 30, 2008 was unchanged at approximately $1.4 billion from December 31, 2007. Stockholders’ equity was approximately $1.4 billion, up from $1.0 billion at December 31, 2007, primarily due to the public offering of Series D Cumulative Convertible Preferred Stock in the first quarter of 2008.

Subsequent Events

On July 17, 2008, the Company closed an $80 million secured financing on 3 Corporate Place located in Piscataway, New Jersey. The loan has a three-year maturity with two one-year extensions at an interest-only rate of 6.72% per annum.

On July 21, 2008, the Company completed a public offering of 5,750,000 shares of Common Stock, including the over-allotment option that was exercised, which generated approximately $211.6 million in net proceeds. The Company utilized the net proceeds from the offering to temporarily repay borrowings under its revolving credit facility, to fund acquisitions, development and redevelopment activities, and for general corporate purposes.

On July 24, 2008, the Company closed on a $200 million uncommitted, unsecured Prudential Shelf Facility. The three-year, multi-currency facility provides for draws, from time to time, as approved by Prudential with an average life and final maturity of up to seven years and ten years, respectively. Concurrent with the close of the Facility, the Company made an initial draw of $25 million with an interest-only rate of 7.00% per annum and a three-year maturity. The Company intends to use the proceeds of the initial notes and any additional notes to acquire properties, to fund development and redevelopment activities and for general corporate purposes.

In addition, on July 25, 2008, the Company increased the total commitments under its revolving credit facility from $650 million to $675 million with a new $25 million commitment from Deutsche Bank.

“We have continued to obtain capital from a variety of sources to maintain our liquidity and strong balance sheet in the face of extremely volatile capital markets and challenging economic conditions,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “As a result of our performance, including a shift in our leasing mix in favor of our Turn-Key Datacenter product, and with better visibility towards our full year 2008 results, we are increasing our FFO guidance by $0.05 per diluted share for the year to $2.40 - $2.50.”

2008 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2008 is projected to be between $2.40 and $2.50, an increase of $0.05 from the previous 2008 FFO guidance of between $2.35 and $2.45 per diluted share and unit. This revised guidance represents projected FFO growth of 17.1% to 22.0% over FFO per diluted share and unit of $2.05 for the year ended December 31, 2007. A reconciliation of the range of 2008 projected net income to projected FFO follows:

(Low - High)
Net income available to common stockholders per diluted share	$0.45 - 0.55
Add:
Real estate depreciation and amortization as adjusted for minority interest	$1.95

Projected FFO per diluted share	$2.40 - 2.50

The revised 2008 guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of August 6, 2008:

•

Total acquisitions for the full year in the range of $115 million to $180 million, consisting of $65 million to $75 million of vacant properties for its redevelopment program and $50 million to $105 million of income producing properties at average cash cap rate of 8.00%;

•

The commencement of leases for approximately 840,000 square feet to 950,000 square feet of Turn-Key Datacenter™ and Powered Base Building™ space at an average annualized gross rent of $115 per square foot;

•	The commencement of leases for 100,000 square feet to 125,000 square feet of basic commercial space at an average annualized gross rent of $23 per square foot;

•	Total capital expenditures for its redevelopment program of $600 million; and

•	Total G&A of $41 million.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2008 second quarter results today, Wednesday, August 6, 2008 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-240-5318 (for domestic callers) or 303-262-2051 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Wednesday, August 6, 2008 until 11:59 pm PT on Wednesday, August 13, 2008. The telephone replay can be accessed by dialing 800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11116451#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter™ and Powered Base Building™ datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 74 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 12.9 million rentable square feet as of August 6, 2008, including 1.9 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the development plans for the 650 Randolph Road property, the Company’s expected future financial and other results, and the assumptions underlying those expected results, for the year ending December 31, 2008, including projected FFO per diluted share and unit, projected net income, projected acquisitions, the mix of vacant and income producing properties to be acquired, the average cash cap rate of the income producing properties to be acquired, the commencement of leases for Turn-Key Datacenter™, Powered Base Building™ and basic commercial space, the projected rents associated with those leases, total capital expenditures for the Company’s redevelopment program and total G&A expenses. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions and the risk of recession; failure to obtain necessary outside debt, equity or other capital; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; failure to lease redeveloped or other vacant space; inability to manage domestic and international growth and redevelopment effectively; decreased rental rates or increased vacancy rates; impairments of or decreased property values for properties in the Company’s portfolio, difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; increased construction costs or construction delays; changes in foreign currency exchange rates; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural or other disasters; financial market fluctuations; risks of operating in foreign markets; changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating Revenues:

Rental	$97,966	$78,705	$190,712	$151,993
Tenant reimbursements	25,698	16,631	47,485	32,310
Other	112	247	126	247

Total operating revenues	123,776	95,583	238,323	184,550

Operating Expenses:

Rental property operating and maintenance	36,396	23,865	67,960	45,104
Property taxes	8,522	7,342	16,646	14,882
Insurance	1,198	1,419	2,403	2,845
Depreciation and amortization	39,570	31,832	78,707	61,231
General and administrative	9,823	8,456	18,668	15,666
Other	138	128	589	316

Total operating expenses	95,647	73,042	184,973	140,044

Operating income	28,129	22,541	53,350	44,506

Other Income (Expenses):

Equity in earnings of unconsolidated joint venture	173	216	331	761
Interest and other income	407	532	1,062	1,045
Interest expense	(14,281)	(15,264)	(28,913)	(31,858)
Loss from early extinguishment of debt	(182)	—	(182)	—

Income from continuing operations before minority interests	14,246	8,025	25,648	14,454
Minority interests in consolidated joint ventures	(50)	—	(50)	—
Minority interests in continuing operations of operating partnership	(366)	(305)	(660)	(806)

Income from continuing operations	13,830	7,720	24,938	13,648

Income from discontinued operations before gain on sale of assets and minority interests	—	43	—	1,413
Gain on sale of assets	—	—	—	18,049
Minority interests attributable to discontinued operations	—	(5)	—	(3,266)

Income from discontinued operations (1)	—	38	—	16,196

Net income	13,830	7,758	24,938	29,844

Preferred stock dividends	(10,102)	(5,167)	(18,360)	(8,612)

Net income available to common stockholders	$3,728	$2,591	$6,578	$21,232

Net income per share available to common stockholders:
Basic	$0.06	$0.04	$0.10	$0.36
Diluted	$0.05	$0.04	$0.10	$0.35

Weighted average shares outstanding:
Basic	65,889,122	60,697,740	65,660,354	58,616,035
Diluted	68,068,600	62,970,291	67,563,963	60,732,425

(1)	During 2007, we sold 100 Technology Center Drive (March 2007) and 4055 Valley View Lane (March 2007) We have presented all activity for these properties in Income from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$329,557	$316,196
Acquired ground leases	2,895	2,790
Buildings and improvements	2,274,652	1,968,850
Tenant improvements	200,982	193,436

Investments in properties	2,808,086	2,481,272
Accumulated depreciation and amortization	(241,964)	(188,099)

Net investments in properties	2,566,122	2,293,173
Investment in unconsolidated joint venture	8,172	8,521

Net investments in real estate	2,574,294	2,301,694
Cash and cash equivalents	19,764	31,352
Accounts and other receivables, net	47,469	43,440
Deferred rent	81,545	64,639
Acquired above market leases, net	36,410	38,762
Acquired in place lease value and deferred leasing costs, net	240,462	253,642
Deferred financing costs, net	15,820	17,610
Restricted cash	36,949	41,302
Other assets	18,137	17,023

Total Assets	$3,070,850	$2,809,464

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving credit facility	$287,843	$299,731
Mortgage loans	900,829	895,507
Exchangeable senior debentures	172,500	172,500
Accounts payable and other accrued liabilities	147,132	176,143
Accrued dividends and distributions	—	22,345
Acquired below market leases, net	88,995	93,572
Security deposits and prepaid rents	26,502	27,839

Total Liabilities	1,623,801	1,687,637

Minority interests in consolidated joint ventures	12,423	4,928
Minority interests in operating partnership	66,453	72,983

Stockholders’ Equity	1,368,173	1,043,916

Total Liabilities and Stockholders’ Equity	$3,070,850	$2,809,464

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except share and per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net income available to common stockholders	$3,728	$2,850	$2,591	$6,578	$21,232
Adjustments:
Minority interests in operating partnership including discontinued operations	366	294	310	660	4,072
Real estate related depreciation and amortization (1)	39,393	38,978	31,708	78,371	61,351
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	872	894	1,010	1,766	2,046
Gain on sale of assets	—	—	—	—	(18,049)

FFO available to common stockholders and unitholders (2)	$44,359	$43,016	$35,619	$87,375	$70,652

Basic FFO per share and unit	$0.61	$0.60	$0.52	$1.21	$1.04
Diluted FFO per share and unit (2)	$0.59	$0.58	$0.51	$1.17	$1.01

Weighted average common stock and units outstanding
Basic	72,353,577	72,175,492	67,956,343	72,264,534	67,936,973
Diluted (2)	86,365,755	82,524,492	70,228,894	84,411,746	70,053,364
(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	39,570	39,137	31,832	78,707	61,231
Depreciation and amortization of discontinued operations	—	—	—	—	379
Non real estate depreciation	(177)	(159)	(124)	(336)	(259)

	$39,393	$38,978	$31,708	$78,371	$61,351

(2)    At 6/30/08, we had 7,000,000 series C convertible preferred shares and 13,800,000 series D convertible preferred shares outstanding that were convertible into 3,614,800 common shares and 8,217,900 common shares, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
FFO available to common stockholders and unitholders	$44,359	$43,016	$35,619	$87,375	$70,652

Add: Series C convertible preferred dividends	1,914	1,914	—	3,828	—
Add: Series D convertible preferred dividends	4,744	2,899	—	7,643	—

FFO available to common stockholders and unitholders – diluted	$51,017	$47,829	$35,619	$98,846	$70,652

Weighted average common stock and units outstanding	72,353,577	72,175,492	67,956,343	72,264,534	67,936,973
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	2,179,478	1,711,197	2,272,551	1,903,609	2,116,391
Add: Effect of dilutive series C convertible preferred stock	3,614,800	3,614,800	—	3,614,800	—
Add: Effect of dilutive series D convertible preferred stock	8,217,900	5,022,050	—	6,628,803	—

Weighted average common stock and units outstanding – diluted	86,365,755	82,523,539	70,228,894	84,411,746	70,053,364

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500